Exhibit 99.1

This news release may contain forward-looking statements. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to the risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008 and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Announces the Completion of SEC Stock Option Inquiry

Division of Enforcement Decides not to Recommend an Action

St. Petersburg, FL – November 25, 2008... As previously disclosed, the Securities and Exchange Commission (the “SEC”) notified Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, on May 2, 2006 of the SEC’s inquiry concerning Jabil’s historical stock option grant practices. Subsequently, Jabil provided the SEC with information regarding Jabil’s recognition of revenue for certain historical transactions. Jabil and its officers and directors fully cooperated with the SEC in the SEC’s inquiry.

Jabil announced that it had received a letter from the SEC Division of Enforcement advising that the Division had completed its investigation and did not intend to recommend that the SEC take any enforcement action.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With approximately 75,000 employees and facilities in 22 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Vice President, Investor Relations & Communications

Jabil Circuit, Inc.

(727) 803-3511

beth_walters@jabil.com